Exhibit 99.1

BioLife Solutions Reports Record Results for Third Quarter 2016

Biopreservation Media Revenue Grew 31% Over 2015

Conference Call and Webcast at 4:30PM ET Today

BOTHELL, WA— November 10, 2016 — BioLife Solutions, Inc. (NASDAQ: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media and a related cloud hosted biologistics cold chain management app for smart shippers (“BioLife” or the “Company”), today reported operational highlights and financial results for the three and nine months ended September 30, 2016.

Revenue from biopreservation media product sales reached a new high of $2.14 million in the third quarter of 2016, an increase of 31% over the same period in 2015. For the first nine months of 2016, revenue totaled $5.98 million, a 29% increase compared to $4.63 million in 2015. Revenue growth for both periods was driven by increased sales of CryoStor® and HypoThermosol® clinical grade biopreservation media products to the regenerative medicine segment, including increased order volume from later stage clinical customers that are developing CAR T-cell and other cellular immunotherapies for cancer and other leading causes of death.

Mike Rice, BioLife President & CEO, commented, “Demand for CryoStor and HypoThermosol continues to increase as more cell therapy companies and clinical centers embed our proprietary biopreservation media products into their manufacturing and logistics processes. We anticipate that some of these late stage clinical customers, including Kite Pharma, could gain regulatory approvals and begin commercial manufacturing in 2017, which could result in accelerated growth in high margin revenue for BioLife.”

Operational Highlights

•	35 new customers were gained in the third quarter of 2016, including 17 in the high growth regenerative medicine market segment.

•	The biologistex™ Cold Chain Management SaaS was named a recipient of the 2016 Asset Tracking Award by IoT Evolution, leading print and online voices of the high-growth Internet of Things marketplace.

•	A T cell shipping study was completed with Brooks Automation, which showed that the combination of the CRYO evo™ dry ice shipper and our CryoStor cell freeze media provided superior cell viability and recovery compared to a typical foam dry ice shipper and home brew freeze media.

•	Regenerative medicine market product adoption: Management estimates that CryoStor and HypoThermosol are now embedded in the manufacturing process of over 230 customer pre-clinical validations and clinical studies of cell and tissue-based therapies. Half of these are in the high growth and fast tracked cellular immunotherapy clinical segment targeting blood cancers and solid tumors. Specific new customer disclosures include Kolon Life Sciences use of CryoStor for Invossa™, a cell-mediated gene therapy for osteoarthritis, and Promethera Biosciences use of CryoStor for HepaStem, a cell based treatment for liver disorders.

•	Several regenerative medicine companies continue to evaluate and validate the evo Smart Shipper and biologistex Cold Chain Management SaaS for use in clinical trials and eventual commercial distribution. Based on potential customer requirements, additional evo models are in development at our joint venture partner SAVSU Technologies. These include a larger payload carrier intended to provide stable transport and temperature maintenance of apheresis collections, from which various CAR T-cell therapies are manufactured.

Q3 and YTD 2016 Financial Results

•	Gross margin for the third quarter of 2016 was 57% compared to 60% in the prior year. For the first nine months of 2016 gross margin was 57% compared to 58% in 2015.

•	Operating expenses for the third quarter were $2.4 million compared to $2.3 million in 2015. For the first nine months of 2016, operating expenses totaled $7.6 million compared to $6.3 million in 2015. The increase in operating expenses for both periods was primarily a result of higher personnel, sales and marketing, and software development costs related to the evo Smart Shipper and biologistex Cold Chain Management SaaS.

•	The net loss attributable to BioLife was $1.0 million and $1.1 million for the three month periods in 2016 and 2015, respectively. For the nine-month period in 2016, the net loss attributable to BioLife was $3.6 million compared to $3.1 million in the same period in 2015.

2016 Expectations

Management provides the following expectations of financial results for the full year 2016:

•	Revenue: Expected to exceed $8 million representing at least 25% year over year growth in biopreservation media revenue. Due to lengthier validation processes and sales cycles, we do not anticipate meaningful biologistex revenue in 2016.

•	Gross Margin: Expected in the range of 55% to 60% for biopreservation media revenue.

•	Cash: We ended the third quarter with $1.4 million in cash and anticipate that we will continue to use cash in 2016 and into 2017. We believe cash generated from operations combined with the $2 million remaining on our $4 million credit facility, will be sufficient to reach positive cash flow from operations in the second half of 2017.

Conference Call & Webcast

The Company will host a conference call and live webcast at 4:30 p.m. EST this afternoon. To access the webcast, please log on to the Investor Relations page of the BioLife Solutions website at www.biolifesolutions.com. Alternatively, you may access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID: 12199456. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets biopreservation media products and smart shipping containers connected to a cloud hosted cold chain management app to improve the quality of delivery logistics for cells, tissues, and organs. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death. BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.

Our biologistex cloud based cold chain management service is an integrated logistics and tracking and trace web app used by shippers of time and temperature sensitive biologic materials. The evo Smart Shipper is a state of the art precision thermal shipping container with embedded payload monitoring, GPS location tracking, and cellular communication electronics that transmit critical shipment information to the cloud. This SaaS app enables users to monitor high value shipments during transit and configure actionable alerts for downstream recipients for location, approaching destination, delivery, package open, and remaining shelf life or stability via the patent pending StableAlert™ countdown timer. For more information, please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements concerning new products, the company’s anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, market adoption of biologistex, commercial manufacturing of our customers’ products, regulatory approvals of customer products number of customers, preclinical studies, potential proceeds from the credit facility, and projected financial results, cash flow and liquidity, including the potential for reaching positive cash flow from operations next year. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

# # # #

Media & Investor Relations
Roderick de Greef
Chief Financial Officer
(425) 686-6003
rdegreef@biolifesolutions.com

BIoLife Solutions, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months		Nine Months
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Product sales	$2,135	$1,632	$5,977	$4,629
Cost of product sales	921	659	2,565	1,954
Gross profit	1,214	973	3,412	2,675
Gross margin %	57%	60%	57%	58%
Operating expenses
Research and development	497	329	1,600	953
Sales and marketing	816	677	2,399	1,820
General and administrative	1,039	1,263	3,637	3,515
Total operating expenses	2,352	2,269	7,636	6,288

Operating loss	(1,138)	(1,296)	(4,224)	(3,613)

Total other income (expenses)	(128)	4	(252)	19

Net loss	(1,266)	(1,292)	(4,476)	(3,594)
Net loss attributable to non-controlling interest	297	223	924	499
Net loss attributable to BioLife Solutions, Inc.	$(969)	$(1,069)	$(3,552)	$(3,095)
Basic and diluted net loss per common share attributable to BioLife Solutions, Inc.	$(0.08)	$(0.09)	$(0.28)	$(0.26)
Basic and diluted weighted average common shares used to calculate net loss per common share	12,699	12,158	12,576	12,134

BIoLife Solutions, Inc. Unaudited Condensed Consolidated Balance Sheet Information (In thousands)

	September 30, 2016	December 31, 2015
Cash, cash equivalents and investments	$1,369	$3,825
Accounts receivable	1,311	929
Inventories	1,904	1,835
Total current assets	4,965	6,973
Total assets	10,766	12,370

Total current liabilities	3,464	1,726
Total liabilities	4,178	2,510
Total Shareholders' equity	6,588	9,860

BIoLife Solutions, Inc. Unaudited Condensed Consolidated Statement of Cash Flows Information (In thousands)

	Nine Months Ended
	September 30, 2016	September 30, 2015
Cash used in operating activities	$(3,659)	$(3,703)
Cash provided by investing activities	662	3,416
Cash provided by financing activities	2,192	100
Net increase (decrease) in cash and equivalents	$(805)	$(187)